EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Watsco, Inc.:

We consent to the incorporation by reference in the registration statements listed below of Watsco, Inc. of our reports dated February 21, 2017, with respect to the consolidated balance sheets of Watsco, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Watsco, Inc.

•	Form S-3 (Registration No. 333-207831)

•	Form S-8 (Registration Nos. 333-197795, 333-185345 and 333-159776)

/s/ KPMG LLP

Miami, Florida

February 21, 2017

Certified Public Accountants